Exhibit 5.1

[Letterhead]	1801 California Street Suite 4900 Denver, CO 80202 303-830-1776 ____________ Facsimile 303-894-9239 www.pattonboggs.com

March 28, 2008

Chembio Diagnostics, Inc. 3661 Horseblock Road Medford, New York 11763

Ladies and Gentlemen:

We have acted as counsel for Chembio Diagnostics, Inc., a Nevada corporation (the “Company”) in connection with the preparation of the Company’s Amendment No. 5 to Registration Statement on Form S-1 (File No. 333-138266) filed with the Securities and Exchange Commission on March 28, 2008, concerning registration of the transfer of 20,008,319 shares of the Company’s par value $0.01 common stock (the “Common Stock”) by certain stockholders of the Company (the “Selling Stockholders”).

We have examined the Articles of Incorporation, as amended, and the Bylaws, as amended, of the Company and the record of the Company’s corporate proceedings concerning the registration described above.  In addition, we have examined such other certificates, agreements, documents and papers, and we have made such other inquiries and investigations of law as we have deemed appropriate and necessary in order to express the opinion set forth in this letter.  In our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, photostatic, or conformed copies and the authenticity of the originals of all such latter documents.  In addition, as to certain matters we have relied upon certificates and advice from various state authorities and public officials, and we have assumed the accuracy of the material and the factual matters contained herein.

Subject to the foregoing and on the basis of the aforementioned examinations and investigations, it is our opinion that, the shares of Common Stock issued to the Selling Stockholders have been validly issued and are fully paid and non-assessable, and that the shares of Common Stock that may be issued to the Selling Stockholders, when issued in accordance with the terms described in the constituent documents and the Articles of Incorporation, as amended, will be validly issued and fully paid and non-assessable.

We hereby consent (a) to be named in the Registration Statement and in the prospectus that constitutes a part of the Registration Statement as acting as counsel in connection with the offering, including with respect to the issuance of securities offered in the offering; and (b) to the filing of this opinion as an exhibit to the Registration Statement.

This opinion is to be used solely for the purpose of the registration of the Common Stock and may not be used for any other purpose.

Very truly yours,

PATTON BOGGS LLP